EXHIBIT 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante	Justin Jackson or Jason Farber (media)
631-962-2000	Lisa Burns or Laura Siino (investors)
(212) 213-0006
OSI Pharmaceuticals IGF-1R Inhibitor Program Featured in 97th Annual Meeting of the American
Association of Cancer Research Media Program
Washington D.C. – April 5, 2006 – OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that pre-clinical results from its insulin-like growth factor-1 receptor (IGF-1R) program were featured as part of a media program on molecular targeted therapies sponsored by the American Association of Cancer Research (AACR) during its annual meeting in Washington, DC held April 1-5, 2006. As highlighted in today’s briefing, the research findings demonstrated that OSI’s compound blocked the ability of IGF-1R to activate molecular signaling pathways within tumor cells, resulting in the inhibition of tumor growth. IGF-1R has been viewed as an important therapeutic target due to its involvement in the growth and proliferation in a variety of human cancers, including colorectal, non-small cell lung, breast and ovarian cancers. However, the development of small molecules that effectively block IGF-1R signaling and provide selectivity versus the closely related insulin receptor has proven to be a difficult challenge.
“We are encouraged by our research demonstrating the ability of orally dosed small molecules from our IGF-1R program to selectively diminish or halt tumor growth in preclinical colorectal cancer models,” stated Neil Gibson, Ph.D., Chief Scientific Officer of OSI Pharmaceuticals. “Based on this research, we have optimized a highly selective, IGF-1R inhibitor, OSI-906, for which we anticipate filing an investigational new drug application by the end of 2006.”
Research Background
IGF-1 and IGF-2 are growth factors, or hormones, known to stimulate growth and inhibit death in normal and cancerous cells. OSI’s IGF-1R inhibitor program has been successful in generating molecules that inhibit the signaling response of IGF-1R – specifically blocking the activation of the AKT and MAP kinase downstream pathways and causing inhibition of tumor cell growth and survival. The small molecule IGF-1R inhibitors blocked the ability of IGF-1R to signal in xenograft mouse models of human colorectal cancer. The featured research also showed that colon cancer tumor cells respond to a lead compound because they produce
-more-

and are dependent on the growth-promoting effects of IGF-2. The IGF/IGF-1R signaling pathway has also been implicated in protecting tumor cells from apoptosis induced by a number of cytotoxic agents as well as molecular targeted therapies including EGFR inhibitors. Thus an IGF-1R inhibitor may have utility in the treatment of cancer as both a single agent and in combination with other molecularly targeted therapies such as Tarceva® (erlotinib).
A major challenge in the development of IGF-1R inhibitors is to avoid blocking the closely related insulin receptor that regulates glucose levels in the blood. Results from the study showed that in addition to diminishing or halting tumor growth in xenograft models, OSI’s IGF-1R inhibitor showed no substantial rise in blood sugar levels.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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